Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of August 13, 2021 (the “Effective Date”), by and between Sharecare, Inc., a Delaware corporation (the “Company”), Sharecare Operating Company, Inc., a Delaware corporation (“Sharecare”) and Dawn Whaley, an individual resident of the State of Georgia (“Executive”).

WHEREAS, Sharecare and Executive were parties to that certain Third Amended and Restated Employment Agreement, dated October 26, 2020 (the “Prior Agreement”), which Prior Agreement was terminated by the parties, effective immediately prior to the closing of that certain Agreement and Plan of Merger, dated as of February 12, 2021, by and among the Company, FCAC Merger Sub, Inc., Sharecare and a certain other party.

WHEREAS, the Company, Sharecare and Executive desire to enter into this Employment Agreement, and for Executive to continue Executive’s employment with Sharecare and to become an employee of the Company on the terms and conditions set forth herein; and

WHEREAS, this Agreement provides compensation and other benefits to which Executive would not otherwise be entitled.

NOW, THEREFORE, in consideration of the mutual covenants set forth in this Agreement, the Company and Sharecare hereby offer Executive and Executive hereby accepts the employment of Executive by the Company and Sharecare upon the terms and conditions set forth herein.

I.	EMPLOYMENT

A. Office, Duties and Authority. During the Term of Employment (as defined below), the Company and Sharecare agree to employ Executive to render services as President of each of the Company and Sharecare. Executive shall perform such duties and shall have such authority as is customary for the president of an organization of the size and nature of the Company, subject to the directives of the Company’ s Chief Executive Officer and the written policies of Sharecare and its affiliates (together, the “Company Group”), as in effect from time to time. Executive shall report directly to the Company’s Chief Executive Officer.

B. Acceptance and Time Commitment. Executive accepts such employment and agrees to render the services described above. Executive agrees to serve the Company Group to the best of Executive’s ability and in a manner that furthers the interests of the Company Group and agrees to devote to Executive’s duties under this Agreement such business time and energy as is reasonably necessary to perform satisfactorily Executive’s obligations hereunder.

C. Civic, Charitable, Business and Investment Activities. Notwithstanding any contrary provision of this Agreement, Executive shall have the right to participate in civic and charitable activities, serve as member of the board of directors and an officer of The Five Star Travel Corporation (d/b/a Forbes Travel Guide) and pursue investment activities, so long as these other activities do not materially interfere with Executive’s obligations and ability to provide services to the Company Group under this Agreement and do not violate the restrictions of Section V(D) and (H) of this Agreement and the Company’s Corporate Governance Guidelines, as they may be amended from time to time. In addition, Executive may pursue and engage in other outside business activities with the prior written approval of the Company’s Board of Directors (the “Board”).

D. Location. Executive’s principal place of employment shall be the Company’s executive offices located in Atlanta, Georgia, provided that Executive shall be required to travel from time to time in the performance of Executive’s duties.

II.	TERM

Subject to Section IV, Executive’s term of employment pursuant to this Agreement shall commence on the Effective Date and end on December 31, 2023 (“Initial Term”); provided, however, that on each anniversary of the Effective Date following the end of the Initial Term, the term of this Agreement shall be automatically extended for successive one (1)-year periods (each, as “Renewal Term”), provided that either party hereto may elect not to extend this Agreement by giving written notice to the other party at least ninety (90) days prior to the end of the Initial Term or any Renewal Term. Notwithstanding the foregoing, Executive’s employment hereunder may be earlier terminated in accordance with Section IV hereof. The period of time between the Effective Date and the termination of Executive’s employment hereunder shall be referred to herein as the “Term of Employment”. In the event the parties do not agree to renew this Agreement for any Renewal Term, Executive shall automatically become an at-will employee following the end of the Initial Term or Renewal Term, as applicable, until such time as either party terminates such arrangement with or without prior notice.

III.	COMPENSATION

A. Base Salary. During the Term of Employment, the Company Group agrees to provide Executive with an annual base salary (as it may be increased from time to time, the “Base Salary”) of $450,000. The Base Salary amount shall be subject to annual review and adjustment but will not be decreased in any event. Sharecare will pay Executive the Base Salary in substantially equal periodic installments according to its standard payroll practices in effect from time to time, but no less frequently than once per month.

B. Performance Bonus. Each year during the Term of Employment, Executive will be eligible to receive a cash performance bonus (“Performance Bonus” ) based on the achievement of performance milestones, as determined by the Compensation and Human Capital Committee of the Board (the “Committee”) with respect to each year. For fiscal year 2021, Executive will be eligible for a Performance Bonus based on the performance targets previously approved by the Board prior to the Effective Date. Commencing in fiscal year 2022, Executive will be eligible for Performance Bonus with a target opportunity equal to 100% of Executive’s Base Salary, and with an over-performance maximum payout amount of 200% of Base Salary. Payment of the Performance Bonus shall be made on an annual basis or a more frequent basis as shall be established by the Committee, provided that payment of any Performance Bonus earned for a particular year shall be made on or before March 15th of the next succeeding year, subject to Executive’s continued employed through the time of payment.

C. Benefits. Executive will be eligible to participate in all employee benefit programs which are provided by the Company Group generally to its executives and employees, including (a) any pension, profit-sharing, or deferred compensation plans and (b) any medical, health, dental, disability and other insurance programs, subject to the terms and conditions of such plans, as in effect from time to time.

D. Reimbursement of Expenditures. The Company Group will reimburse the Executive for all reasonable expenditures incurred by the Executive in the course of Executive’s employment or in promoting the interests of the Company Group, in accordance with the policies and procedures of the Company Group, as they may be amended from time to time, to the extent applicable generally to its senior executive officers.

E. Vacation. Executive will be entitled to four (4) weeks paid vacation annually, which may be taken in accordance with the policies and procedures of the Company Group, as in effect from time to time, to the extent applicable generally to senior executive officers. Any accrued and unused vacation outstanding at the date of termination of this Agreement (for any reason) will be paid to Executive promptly following the date of termination.

IV.	TERMINATION

A. Death. If Executive should die during the Term of Employment, this Agreement will terminate. The Company Group shall pay to the Executive’s estate, or Executive’s heirs, (i) the amount of any accrued and unpaid Base Salary (determined as of the date of Executive’s termination of employment), payable within forty-five (45) days after termination, (ii) any amount payable to Executive for previously completed years in respect of Executive’s Performance Bonus that has not been paid as of the date of termination, payable within forty-five (45) days after termination, (iii) any unpaid expense reimbursements, payable in accordance with Company Group policy (iv) any accrued but unused vacation time, payable in accordance with Company Group policy, and (v) all other payments, benefits or fringe benefits to which Executive is entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant or this Agreement, payable in accordance with the terms of such plan or program (collectively, the “Accrued Amounts”). In addition, the Company Group shall pay to the Executive’s estate, or Executive’s heirs, an amount equal to the amount payable to Executive in respect of Executive’s Performance Bonus for services in the year in which Executive’s death occurs (determined in accordance with Section III(B)), pro-rated for the portion of such year occurring through the date of Executive’s death (the “Pro Rata Bonus”), and payable at the time the Performance Bonus would have been paid had Executive continued to be employed by the Company, but in any event on or before March 15 of the calendar year following the year during which Executive’s death occurs. No further amounts or benefits shall be payable except for the Company Group’s continuing obligation to provide indemnification protection under Section V(K), reimbursements under Section V(L) or as otherwise required by law or the policies and plans of the Company Group then in effect.

B. Disability. If, during the Term of Employment, Executive should become physically or mentally disabled, as confirmed by competent medical evidence, such that he is unable to perform his duties under Sections I(A) and (B) hereof for (i) a period of six (6) consecutive months or (ii) for shorter periods that add up to six (6) months in any eight (8) month period, then the Company Group may terminate this Agreement by written notice to the Executive. In that case, no further amounts or benefits shall be payable to Executive other than to pay the

Accrued Amounts and the Pro Rata Bonus, which Pro Rata Bonus will be payable when the Performance Bonus would have been paid had Executive continued to be employed by the Company, but in any event on or before March 15 of the calendar year following the year during which Executive’s termination of employment occurs. No further amounts or benefits shall be payable except for the Company Group’s continuing obligation to provide indemnification protection under Section V(K), reimbursements under Section V(L) or as otherwise required by law or the policies and plans of the Company Group then in effect.

C. Termination for Cause/Resignation without Good Reason.

1. The Company Group may terminate Executive’s employment under this Agreement with “Cause”. For purposes of this Agreement, “Cause” shall mean:

(a) Occurrence of any act or omission by Executive that could reasonably be expected to result in (or has resulted in) Executive’s conviction, plea of no contest, plea of nolo contendere, or imposition of unadjudicated probation for any felony;

(b) Executive’s habitual failure to perform substantially the duties of Executive’s position (other than any such failure resulting from incapacity due to physical or mental illness and specifically excluding any failure by Executive, after reasonable efforts, to meet performance expectations); or

(c) Executive’s material breach of any of Executive’s obligations to the Company Group under this Agreement (or other agreements with the Company) or under the Company’s written policies with respect to harassment, discrimination, retaliation, code of business conduct and ethics, insider trading, anticorruption and bribery and any other written policies that are adopted by the Board or any committee of the Board from time to time which has (or can reasonably be expected to have) a substantial, adverse effect upon the Company (financially, reputationally, or otherwise);

Provided, that no termination under sections (b) or (c) above shall be effective unless Executive has received thirty (30) days advance written notice from the Board stating in reasonable detail the actions or omissions purported to constitute a breach of Executive’s duties or obligations hereunder, and Executive does not correct the acts or omissions documented in such notice within such thirty (30) day period.

2. Executive may terminate Executive’s employment under this Agreement without Good Reason (as defined below) by providing sixty (60) days’ advance written notice to the Company.

3. Upon a termination by the Company Group for Cause or by Executive without Good Reason (as defined below), Executive shall be entitled to receive the Accrued Amounts. No further amounts or benefits shall be payable except for the Company’s continuing obligation to provide indemnification protection under Section V(K), reimbursements under Section V(L) or as otherwise required by law or the policies and plans of the Company Group then in effect.

D. Resignation for Good Reason/Termination of Employment Not for Cause

1. The Company Group may, by written notice to Executive, terminate Executive’s employment and this Agreement not for Cause (as “Cause” is defined above). Executive may terminate Executive’s employment and this Agreement for “Good Reason” as defined herein. “Good Reason” for purposes of this Agreement shall mean the occurrence of any of the following events without the written consent of Executive: (i) a material reduction in Executive’s Base Salary or a material reduction in Executive’s target bonus opportunity set forth in Section III(B), as the same may be in effect from time to time; (ii) a reduction in Executive’s title below that of President of the Company or any other action by the Company Group that results in a material adverse change in Executive’s position, authority, duties or responsibilities; (iii) a change in Executive’s reporting relationship which results in Executive reporting to a position below that of the Chief Executive Officer; (iv) relocation of Executive’s principal place of employment to a location more than fifty (50) miles from Atlanta, Georgia (it being understood that requiring Executive to travel to an extent reasonably consistent with Executive’s present business travel obligations in the performance of the duties and responsibilities of Executive’s position shall not constitute Good Reason); (v) the material breach by the Company Group of any provision of this Agreement; or (vi) the Company’s non-renewal of this Agreement upon the end of the Initial Term or a Renewal Term in accordance with Section II of this Agreement. Notwithstanding anything to the contrary, if the Term of Employment expires due to non-renewal of this Agreement by Executive pursuant to Section II, any subsequent termination of employment shall be deemed a resignation by Executive without Good Reason.

2. In the event that Executive reasonably believes that an event has occurred which would give Executive the right to terminate Executive’s employment and this Agreement for Good Reason (the “Triggering Event”) (i) Executive will provide written notice to the Company, certifying in reasonable detail the basis for such Triggering Event within ninety (90) days of the initial existence of such Triggering Event, (ii) if in fact an event has occurred based on which Executive has the right to terminate employment and this Agreement for Good Reason, the Company Group will have a period of thirty (30) days in which to cure such Triggering Event, and (iii) if any Triggering Event is not cured within such thirty (30)-day period, any termination of employment by Executive for Good Reason must occur within seventy-five (75) days after the initial existence of the Triggering Event specified in Executive’s notice. If any Triggering Event is cured by the Company Group within such thirty (30)-day period, Executive shall not be entitled to terminate employment hereunder for Good Reason with respect to such Triggering Event.

3. If the Company Group terminates Executive’s employment and this Agreement not for Cause or if Executive terminates employment and this Agreement for Good Reason, then the Company Group will pay to Executive, without duplication, the Accrued Amounts, the Pro Rata Bonus and the Severance Payments. The “Severance Payments” means payments equal to:

(a) Twelve (12) months (the “Severance Period”) of Executive’s annual Base Salary in effect at the time of the Executive’s termination of employment; plus

(b) One (1) times the Performance Bonus based on actual performance for the year of termination.

In addition, if Executive timely elects and remains eligible for continuation coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), the Company Group will reimburse Executive (and, if applicable, Executive’s dependents) for the monthly premium for such coverage that are in excess of active employee rates for such coverage (at the coverage levels in effect immediately prior to Executive’s termination of employment), subject to any applicable tax withholdings (as determined by the Company Group, in sole discretion, to be necessary for tax or other reasons), until the earliest to occur of: (i) the end of the Severance Period and (ii) the date Executive becomes eligible for health benefits through any arrangement sponsored by, or paid for by, a subsequent employer of Executive (regardless of whether Executive enrolls for such coverage) (the “COBRA Benefit”). Executive shall provide prompt written notice to the Company Group in the event of the occurrence of clause (ii) in the preceding sentence. Notwithstanding the foregoing, if the remaining Severance Period is greater than the period during which Executive would be entitled to COBRA continuation coverage, the Company’s sole obligation for the portion of COBRA Benefit continuing after the expiration of such COBRA continuation coverage shall be to pay Executive a monthly amount, subject to any applicable tax withholdings, equal to the amount a similarly situated employee would have to pay for COBRA coverage.

4. The Severance Payments will be paid to Executive in substantially equal periodic installments according to standard payroll practices in effect from time to time during the one (1)-year period following termination of employment, and the COBRA Benefit will be reimbursed or paid to Executive on the last business day each month; provided, however, that the Performance Bonus will be payable when the Performance Bonus would have been paid had Executive continued to be employed by the Company, but in any event on or before March 15 of the calendar year following the year during which the termination of employment occurs. Executive will only be entitled to receive the Severance Payments and the COBRA Benefit if Executive signs and delivers to the Company Group the Release in substantially the form of Exhibit A hereto within fifty (50) days following Executive’s termination of employment and such Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following termination of employment. The Severance Payments and COBRA Benefit will commence beginning on the first payroll period or the last business day of the month, as applicable, that is on or after the sixtieth (60th) day following Executive’s termination of employment; provided, however, that the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of termination and ending on the first payment date (without interest). The Severance Payments and COBRA Benefit are also conditioned on Executive’s continued compliance with the restrictive covenants contained in this Agreement, specifically including but not limited to the noncompetition provision in Section V(H) and the provisions contained in the Confidentiality Agreement (defined below), which are incorporated herein by reference.

E. Change in Control.

1. If Executive’s employment is terminated by the Company Group not for Cause, or if Executive terminates employment and this Agreement for Good Reason within twelve (12) months following a Change in Control, then the Company Group will pay to Executive the Accrued Amounts, the Pro Rata Bonus, a CIC COBRA Benefit and the CIC Severance Payments. The “CIC COBRA Benefit” shall have the same meaning, and be provided upon the same terms, as the COBRA Benefit as described in Section IV(D)(3), but will be provided to Executive during the CIC Severance Period, as defined below. The “CIC Severance Payments” means payments equal to:

(a) Eighteen (18) months (the “CIC Severance Period”) of Executive’s annual Base Salary in effect at the time of the Executive’s termination of employment; plus

(b) One and one-half (1.5) times the Performance Bonus calculated at the target bonus opportunity level in effect at the time of the Executive’s termination of employment.

2. The CIC Severance Payments will be paid to Executive in a lump sum on the first payroll period that follows the sixtieth (60th) day following Executive’s termination of employment. Notwithstanding the foregoing, (i) if any portion of the CIC Severance Payments constitutes nonqualified deferred compensation within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended and any regulations or official guidance relating thereto (collectively, “Section 409A”) and (ii) the CIC Severance Payments are payable with respect to a Change in Control that is not a “change in ownership,” a “change in effective control” or a “change in the ownership of a substantial portion of the assets” within the meaning of Section 409A, then such portion of the CIC Severance Payments shall be paid to Executive in substantially equal periodic installments according to standard payroll practices in effect from time to time during the eighteen (18)-month period following termination of employment, commencing after the Delay Period (as defined in Section V(G)); provided, however, that the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of termination and ending on the first payment date after the Delay Period (without interest). The CIC COBRA Benefit will be reimbursed or paid to Executive on the last business day each month, beginning on the last business day of the month that falls on or after the sixtieth (60th) day following Executive’s termination of employment; provided, however, that the first payment shall include all amounts that would otherwise have been paid to Executive during the period beginning on the date of termination and ending on the first payment date (without interest).

3. Executive will only be entitled to receive the CIC Severance Payments and the CIC COBRA Benefit if Executive signs and delivers to the Company Group the Release in substantially the form of Exhibit A hereto within fifty (50) days following Executive’s termination of employment and such Release becomes effective and irrevocable in accordance with its terms on or before the sixtieth (60th) day following termination of employment. The CIC Severance Payments and CIC COBRA Benefit are also conditioned on Executive’s continued compliance with the restrictive covenants contained in this Agreement, specifically including but not limited to the noncompetition provision in Section V(H) and contained in the Confidentiality Agreement (defined below), which are incorporated herein by reference.

4. For purposes of this Agreement, “Change in Control” means consummation of: (i) a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets or stock of the Company (a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners (as defined in Rule 13d-3 of the General Rules and Regulations under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), “Beneficial Owners” and the terms “Beneficial Ownership” and “Beneficially Own” shall have the corresponding meanings), respectively, of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination Beneficially Own, directly or indirectly, more than fifty percent (50%) of the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership of the total number of shares of the Company’s outstanding securities immediately prior to such Business Combination, (B) no Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereto) (excluding any corporation resulting from such Business Combination, or any employee benefit plan (including its trustee) of the Company or such corporation resulting from such Business Combination) Beneficially Owns, directly or indirectly, thirty percent (30%) or more of, respectively, the total number of shares of the then outstanding securities of the corporation resulting from such Business Combination except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were Directors of the Company immediately prior to the signing of the agreement providing for such Business Combination (any such transaction meeting the requirements of clauses (A), (B) and (C), a “Non-Control Acquisition”); (ii) an acquisition by any Person (as defined in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” as defined in Section 13(d) thereto) of securities of the Company resulting in such Person becoming the Beneficial Owner, directly or indirectly, of thirty percent (30%) or more of the total number of shares of the then outstanding securities of the Company; provided that the acquisition of securities in a Non-Control Acquisition shall not constitute a Change in Control; or (iii) a dissolution or liquidation of the Company. Where a Change in Control involves a tender offer that is reasonably expected to be followed by a merger described in clause (i) (as determined by the Company), the Covered Transaction will be deemed to have occurred upon consummation of the tender offer.

V.	ADDITIONAL COVENANTS

A. The validity and construction of this Agreement or any of its provisions shall be determined under the laws of the State of Georgia. The invalidity or unenforceability of any provision of this Agreement shall not affect or limit the validity and enforceability of the other provisions.

B. If any provision of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, that provision will be modified by that court as needed to make it enforceable and the remaining provisions shall nevertheless continue in full force without being impaired or invalidated.

C. Executive expressly acknowledges that the Company Group has advised Executive to consult with independent legal counsel of Executive’s choosing to review and explain to Executive the legal effect of the terms and conditions of this Agreement prior to Executive’s signing this Agreement.

D. This Agreement cancels and supersedes any and all other agreements, either oral or in writing, between the parties with respect to the employment of Executive by the Company, including, without limitation, the Prior Agreement, and contains all of the covenants and agreements between the parties with respect to such employment in any manner whatsoever; provided, however, that (1) Executive remains bound by all terms of the Confidentiality, Non-Disclosure, and Assignment Agreement that Executive entered into with Sharecare on April 12, 2012 (the “Confidentiality Agreement”) and the agreement will remain in full force and effect; and (2) any payment obligations of the Company, including any earned Performance Bonus, under the Prior Agreement that has yet to be paid by Sharecare shall remain a payment obligation of the Company Group. To the extent any conflict or inconsistency exists between this Agreement and the Confidentiality Agreement, this Agreement will control. Each party to this Agreement acknowledges that no representations, inducements, promises or agreements, orally or otherwise, have been made by any party, or anyone acting on behalf of any party, that are not stated in this Agreement, and that no other agreement, statement or promise not contained in this Agreement shall be valid or binding.

E. Any modifications to this Agreement will be effective only if made by a court of competent jurisdiction under Section V(B) or if in writing and signed by the party to be charged.

F. Any payments to be made by the Company Group hereunder shall be made subject to applicable law, including required tax deductions and withholdings.

G. Although the Company Group makes no guarantee with respect to the treatment of payments or benefits under this Agreement and shall not be responsible in any event with regard to this Agreement’s compliance with Section 409A, this Agreement is intended to be exempt from, or comply with, the applicable requirements of Section 409A and shall be limited, construed and interpreted in a manner consistent therewith. Notwithstanding any provision of this Agreement to the contrary, if any provision of this Agreement provides for any payments or benefits upon or following a termination of employment and such payments or benefits constitute nonqualified deferred compensation (within the meaning of Section 409A), a termination of employment shall not be deemed to have occurred for purposes of such provision of this Agreement unless such termination is also a “separation from service” within the meaning of Section 409A and, for purposes of any such provision of this Agreement, as it relates to any amounts or benefits that constitute nonqualified deferred compensation, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If Executive is a “specified employee”, as defined in, and pursuant to, Treas. Reg. Section 1.409A-1(i) or any successor regulation, as determined by the Company, on the date of termination of Executive’s employment hereunder, any payment or benefit that is nonqualified deferred compensation (within the meaning of Section 409A) shall be made to the Executive on the date that is the earlier of (i) the expiration of the six-month period measured from the date of Executive’s termination of employment or (ii) the date of Executive’s death (the “Delay Period”). Upon the expiration of the Delay Period, all payments delayed pursuant to this V(G) shall be paid or reimbursed to Executive in a lump sum and any remaining payments due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein. Whenever payments under this Agreement are to be made in installments, each such installment shall be deemed to be a separate payment for purposes of Section 409A. With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, (i)

the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, (ii) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year, provided that the foregoing clause (ii) shall not be violated without regard to expenses reimbursed under any arrangement covered by Internal Revenue Code Section 105(b) solely because such expenses are subject to a limit related to the period the arrangement is in effect and (iii) such payments shall be made on or before the last day of Executive’s taxable year following the taxable year in which the expense occurred.

H. Executive agrees that while Executive is employed hereunder and for the Non-Compete Period following resignation or termination of Executive’s employment for any reason, Executive will not participate as an owner, partner, officer, employee, director, or consultant for, any company or business competing with any line of business of the Company Group in the Territory; provided, however, that nothing herein shall prevent Executive from investing as less than a five (5%) percent stockholder in the securities of any company listed on a national securities exchange or quoted on an automated quotation system.

1. The “Non-Compete Period” means the first anniversary of Executive’s termination of employment.

2. The “Territory” means any place in the U.S. that the Company Group conducts the relevant competing line of business within the two (2)-year period preceding Executive’s termination of employment.

The obligations contained in this Section V(H) shall survive the termination of the Term of Employment and the termination Executive’s employment with the Company Group and shall be fully enforceable thereafter.

I. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (in the case of the Executive) and assigns. In the event that any person or entity succeeds to the business of the Company Group (including, but not limited to, by merger, reorganization or acquisition of substantially all the assets of such entity), from and after such event or occurrence, such successor shall be treated as the Company, as the case may be, for all purposes of this Agreement. The rights or obligations under this Agreement may not be assigned or transferred by either party, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or the sale or liquidation of all or substantially all of the assets of the Company; provided, however, that the assignee or transferee is the successor to all or substantially all of the assets of the Company and such assignee or transferee assumes the liabilities and duties of the Company, as contained in this Agreement, either contractually or as a matter of law.

J. All notices and other communications to be made or otherwise given hereunder shall be in writing and shall be deemed to have been given when the same are (i) addressed to the other party at the mailing address, facsimile number or email address indicated below, and (ii) either: (a) personally delivered or mailed, registered or certified mail, first class postage-prepaid return receipt requested, (b) delivered by a reputable private overnight courier service utilizing a written receipt or other written proof of delivery, to the applicable party, (c) faxed to such party, or

(d) sent by electronic email. Any notice sent in the manner set forth above by U.S. mail shall be deemed to have been given and received three (3) days after it has been so deposited in the U.S. mail, and any notice sent in any other manner provided above shall be deemed to be given when received. The substance of any such notice shall be deemed to have been fully acknowledged in the event of refusal of acceptance by the party to whom the notice is addressed. Until further notice given in according with the foregoing, the respective addresses, fax numbers and email addresses for the parties are as following:

If to the Company or to Sharecare:

Sharecare, Inc.

255 E. Paces Ferry Rd. NE, Suite 700

Atlanta, GA 30305

Attn: Legal

Email: legal@sharecare.com

If to Executive:

At the address or email shown on the records of the Company.

K. The Company Group agrees to defend and indemnify Executive against and to hold Executive harmless from any and all claims, suits, losses, liabilities, and expenses (but excluding disputes arising under this Agreement) asserted against Executive for actions taken or omitted to be taken by Executive in good faith and within the scope of Executive’s responsibilities as an officer or employee of the Company Group during the Term of Employment. The Company Group shall cause Executive to be provided coverage under any D&O liability insurance policies that are maintained by the Company Group from time to time in the same manner as other executive officers and directors of the Company Group are covered.

L. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereto.

M. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

N. Limitation of Benefits.

1. Anything in this Agreement to the contrary notwithstanding, in the event it shall be determined that any benefit, payment or distribution by the Company Group to or for the benefit of Executive (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section V(N) (such benefits, payments or distributions are hereinafter referred to as “Payments”) would, if paid, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then, prior to the making of any Payments to Executive, a calculation shall be made comparing (i) the net after-tax benefit to Executive of the Payments after payment by Executive of the Excise Tax, to (ii) the net after-tax benefit to Executive if the Payments had been limited to the extent necessary to avoid being subject to the Excise Tax. If the amount calculated under (i)

above is less than the amount calculated under (ii) above, then the Payments shall be limited to the extent necessary to avoid being subject to the Excise Tax (the “Reduced Amount”). The reduction of the Payments due hereunder, if applicable, shall be made by first reducing cash Payments and then, to the extent necessary, reducing those Payments having the next highest ratio of Parachute Value to actual present value of such Payments as of the date of the change of control, as determined by the Determination Firm (as defined below). For purposes of this Section V(N), present value shall be determined in accordance with Section 280G(d)(4) of the Code. For purposes of this Section V(N), the “Parachute Value” of a Payment means the present value as of the date of the change of control of the portion of such Payment that constitutes a “parachute payment” under Section 280G(b)(2) of the Code, as determined by the Determination Firm for purposes of determining whether and to what extent the Excise Tax will apply to such Payment.

2. All determinations required to be made under this Section V(N), including whether an Excise Tax would otherwise be imposed, whether the Payments shall be reduced, the amount of the Reduced Amount, and the assumptions to be used in arriving at such determinations, shall be made by an independent, nationally recognized accounting firm or compensation consulting firm mutually acceptable to the Company and Executive (the “Determination Firm”) which shall provide detailed supporting calculations both to the Company and Executive. All fees and expenses of the Determination Firm shall be borne solely by the Company. Any determination by the Determination Firm shall be binding upon the Company and Executive. As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Determination Firm hereunder, it is possible that Payments hereunder will have been unnecessarily limited by this Section V(N) (“Underpayment”), consistent with the calculations required to be made hereunder. The Determination Firm shall determine the amount of the Underpayment that has occurred and any such Underpayment shall be promptly paid by the Company to or for the benefit of Executive, but no later than March 15 of the year after the year in which the Underpayment is determined to exist, which is when the legally binding right to such Underpayment arises.

[signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the Effective Date.

DAWN WHALEY

/s/ Dawn Whaley
Signature

SHARECARE, INC.

/s/ Colin Daniel
By: Colin Daniel
Title: Executive Vice President, Finance and Human Resources

SHARECARE OPERATING COMPANY, INC.

/s/ Colin Daniel
By: Colin Daniel
Title: Executive Vice President, Finance and Human Resources

EXHIBIT A

FORM OF RELEASE

This Release Agreement is made effective as of the execution date below, by and between Dawn Whaley (“Executive”) and Sharecare, Inc. (the “Company”) and Sharecare Operating Company, Inc. (“Sharecare” and together with the Company, the “Company Group”). This is the Release referred to that certain Employment Agreement effective as of August 13, 2021 by and between the Company Group and Executive (the “Employment Agreement”).

In consideration of the Company Group’s promises, and the payment of the Severance Payments and the COBRA Benefit or, if applicable, the CIC Severance Payments and the CIC COBRA Benefit pursuant to the Employment Agreement, as those terms are defined in the Employment Agreement, Executive, for Executive and for Executive’s successors and assigns, now and forever, hereby releases and discharges the Company, its subsidiaries and affiliates, and each of its and their respective officers, directors, stockholders, employees, agents, attorneys, successors and assigns, from any and all causes of action, suits, debts, claims, demands or liabilities, in law or in equity, whether known or unknown or suspected to exist by Executive, which Executive ever had or may now have, from the beginning of time to the date of this Release, including without limitation, any causes of action, suits, debts, claims, demands or liabilities pursuant to the Employment Agreement or to any federal, state, or local employment laws, regulations, executive orders, or other requirements, including without limitation those that may relate to sex, race or other forms of discrimination, including the Age Discrimination in Employment Act (“ADEA”); provided, however, that nothing herein is intended to waive any claim (a) for unemployment or workers’ compensation benefits, (b) for vested rights under ERISA-covered employee benefit plans, or nonqualified benefit plans sponsored by the Company Group, as applicable on the date Executive signs this Agreement, (c) that may arise after Executive signs this Agreement, (d) for reimbursement of expenses under the Company’s expense reimbursement policies, (e) relating to the breach of this Release, (f) which cannot be released by private agreement, or (g) indemnification under the Company’s bylaws, certificate of incorporation, Delaware law or otherwise. Executive also agrees that if anyone (including, but not limited to, any government agency or similar entity) institutes or maintains a claim or investigation involving Executive in any way for claims released hereunder, Executive waives any and all right and claim to financial recovery resulting from such claim or investigation and, to the extent that such waiver is not enforced, all amounts paid to Executive under this Release shall be offset against any such recovery.

Executive agrees that he has carefully read this Release and is signing it voluntarily. Executive acknowledges that Executive has had at least twenty-one (21) days from receipt of this Release to review it prior to signing. Executive has the right to revoke this release within seven (7) days following the date of its execution by Executive. However, if Executive revokes this Release within such seven (7) day period, no payments or benefits provided for in the Employment Agreement in return for this Release will be payable to Executive.

EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS HAD A FULL OPPORTUNITY, AND HAS BEEN ADVISED BY THE COMPANY GROUP IN WRITING, TO CONSULT WITH AN ATTORNEY OR OTHER ADVISOR OF EXECUTIVE’S CHOOSING CONCERNING THE EXECUTION OF THIS RELEASE AND THAT EXECUTIVE IS SIGNING THIS RELEASE VOLUNTARILY AND WITH THE FULL INTENT OF RELEASING THE COMPANY GROUP FROM ALL SUCH CLAIMS.

Exhibit A - 1

This Release shall be effective and enforceable only if executed on or after Executive’s termination of employment and only if executed by both Executive and the Company. This Release shall become effective and enforceable at twelve o’clock (12:00) midnight on the seventh (7th) full calendar day immediately following the date of execution of this Release (the “Effective Time’’) and Executive may revoke the Release at will prior to that time by giving written notice of the revocation to the Company. For such a revocation by Executive to be effective, it must be received by the Company’s [President/CEO], prior to the Effective Time. The Release may not be revoked after that time.

DO NOT SIGN THIS RELEASE PRIOR TO THE EFFECTIVE DATE OF THE END OF YOUR EMPLOYMENT WITH THE COMPANY. YOU WILL BE REQUIRED TO SIGN A COPY OF THIS RELEASE ON OR AFTER YOUR SEPARATION DATE IN TO RECEIVE ANY SEVERANCE PAYMENTS OR CIC SEVERANCE PAYMENTS OR ANY COBRA BENEFIT OR CIC COBRA BENEFIT.

Date	SHARECARE, INC.

By:
Name:
Title:

Date	SHARECARE OPERATING COMPANY, INC.

By:
Name:
Title:

Date	Dawn Whaley

Exhibit A - 2